Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Omitted Information is indicated by [***].

MASTER SERVICES AGREEMENT 2

[VEI0019-24]

This Master Services Agreement 2 (this “Agreement” or “MSA2”), dated as of September 02, 2025, to be effective since January 01, 2025 (the “Effective Date”), is by and between Embraer S.A, a joint-stock corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil having its principal place of business at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, Brazil (“Embraer”), and EVE UAM, LLC, a corporation organized under the laws of the State of Delaware, United States of America, having its principal place of business at 1400 General Aviation Dr, Melbourne, FL 32935 (“Eve”), (Eve together with Embraer, the “Parties”, and each a “Party”).

WHEREAS, Embraer is a global aerospace conglomerate, with headquarters in Brazil, that produces commercial, military, executive and agricultural aircraft and provides aeronautical services, and maintains industrial units, offices, service and parts distribution centers, among other activities, worldwide;

WHEREAS, Eve is engaged in the urban air mobility industry, and currently has plans to launch and commercialize advanced electric vertical take-off and landing vehicles, a global services and support network, and an air traffic management solution for urban air mobility;

WHEREAS, Embraer and Eve have entered into a Master Services Agreement dated as of December 14, 2021, together with its respective SOW1, SOW2 for the provision of certain products and services by Embraer to Eve relating to the development, certification and support of vehicle for urban air mobility ("Product Development & UAM Business Services MSA");

WHEREAS, Embraer and Eve have further agreed to enter into a new Master Services Agreement 2 ("MSA 2") with its applicable SOWs for the provision by Embraer to Eve of support services to develop an industrialization project, including processes and procedures for the production of a forecasted maximum production capacity of [***] eVTOLs per year in [***] , and plant operation of Eve’s facility in the city of Taubaté, state of São Paulo, Brazil ("ETT Manufacturing Site") and replication of ETT Manufacturing Site model to other sites; and

WHEREAS, Embraer is willing to support Eve in the implementation of ETT Manufacturing Site and replication to other sites with the application of its know-how and best practices.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Embraer and Eve agree as follows:

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ARTICLE I

defined terms

Section 1.1      Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the following meanings:

(a)     “Affiliate” or “Affiliates” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this Agreement, Embraer and Eve shall be deemed not to be Affiliates of each other.

(b)      “Airworthiness Authority” means the ANAC - Agência Nacional de Aviação Civil (Brazil) which will issue the COP under which ETT Manufacturing Site will be certified to operate.

(c)      “ANAC” means Agência Nacional de Aviação Civil in Brazil, the brazilian civil aviation agency.

(d)      “Background IP” means the Intellectual Property: (a) owned or controlled by a Party prior to the Effective Date; (b) generated or acquired by a Party during the timeframe of performance of this Agreement but independently from the performance of this Agreement; or (c) Third Party Licensed IP. A Party`s Background IP includes, but is not limited to, all extensions, enhancements, improvements, or derivatives relating to or associated with any of that Party`s Background IP.

(e)     “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the state of New York, United States or the cities of São Paulo or São José dos Campos, state of São Paulo, Brazil are closed for business.

(f)      “Code” means the U.S. Internal Revenue Code of 1986.

(g)    “COP” means “Certificado de Organização da Produção” or “Production Organization Approval”. The COP is a certificate granted by an airworthiness authority to a production organization confirming that the manufacturer has a production and quality system that meets regulatory and quality requirements. Additionally, the COP represents that the production processes are continuously monitored by the certified organization, ensuring that all manufactured products stay compliant with the applicable airworthiness standards.

(h)     “Data Protection Laws” mean any data protection or privacy Laws, whether currently in force or enacted during the Term.

(i)      “Embedded IP” means the Intellectual Property owned or controlled by a Party that is incorporated or embedded into the Foreground IP.

(j)      “Embraer’s Competitors” mean the Persons set forth in Exhibit 2 hereof and any Affiliates thereof, and any successors to any of the foregoing. For purposes of clarity, if any of the foregoing Persons acts directly or indirectly through an Affiliate of such Person, such Affiliate shall also be deemed an Embraer Competitor for such purpose.

(k)     “Embraer Party” means Embraer or an Affiliate of Embraer.

(l)     “Embraer’s Standard of Care” means Embraer’s performance of the Services in compliance with applicable Laws and in a timely, efficient, and workmanlike manner, at a relative level of service (in terms of both capacity and quality) with which such Services were performed in the ordinary course of business within the twelve month period prior to the effective date of this Agreement, but in any case with a degree of skill and level of care that is at least customary for such Service and with the same priority as similar services provided by such Providing Party to its own business and those of its Affiliates.

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(m)     “ETT Manufacturing Site” means Eve’s manufacturing site for the EVE-100 aircraft assembly at the city of Taubaté – São Paulo - Brazil.

(n)     “Eve Party” means Eve or an Affiliate of Eve.

(o)     “EVE-100” means the first model of the eVTOL being developed under the "Product Development & UAM Business Services MSA

(p)     “eVTOL” means:

(i)      an aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 108 nautical miles (200 kilometers) and maximum capacity of no more than 9-seats; or

(ii)     an aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 108 nautical miles (200 kilometers) and maximum capacity of no more than 2,204 pounds (1,000 kilograms) of cargo.

(q)     “Factory Operation” means manufacturing, processing, assembling, warehousing, administration, distribution and transportation activities, including factory related areas support such as quality, manufacturing engineering, product engineering and others.

(r)     “Foreground IP” means the right, title and interest in and to the Intellectual Property first created, conceived, invented, authored, discovered, or otherwise developed as a result of the execution of this Agreement during its term, excluding any Background IP.

(s)     “Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

(t)    “Governmental Authorizations” means any permit, consent, license, ratification, waiver, permission, variance, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the lawful authority of any Governmental Authority or pursuant to any Law.

(u)     “Intellectual Property” means all intellectual property rights of any kind and nature throughout the world, including U.S. and foreign rights in the following: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) copyrights and copyrightable subject matter, including such corresponding rights in software and other works of authorship; (iv) trade secrets and all other confidential and proprietary information, know-how, proprietary processes, formulae, models, and methodologies, and (v) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

(v)     “Law” means any statute, act, law, court order, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

(w)     “Out-Of-Scope Business” means any of the following applications or uses whether or not in connection with the e-VTOL:  crop dusting, defense or security businesses.

(x)     “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

(y)     "Personnel" of a Person means any agents, employees, contractors or subcontractors engaged or appointed by such Person.

(z)      “Program” means all activities related to the UAM Business of the Eve Parties.

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(aa)    "Purchase Order" means a purchase order issued by an Eve Party to an Embraer Party in writing pursuant to a SOW for supply of Services.

(bb)   “Representatives” means a Person and its Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys and Third Party advisors.

(cc)    “Services” means the services set forth in a SOW in the context of this MSA2.

(dd)    “Services Taxes” means the Taxes imposed on the gross revenues derived from the provision of Services. For the sake of clarity, the definition of Service Taxes includes, in Brazil, the Imposto Sobre Serviços de Qualquer Natureza – ISS, the Contribuição para os Programas de Integração Social – PIS and the Contribuição para o Financiamento da Seguridade Social – COFINS, but does not include Taxes assessed or levied on income or net profits (such as, in Brazil, the Imposto sobre a Renda da Pessoa Jurídica – IRPJ and the Contribuição Social sobre o Lucro Líquido – CSLL). The Brazilian taxes herein mentioned may be replaced by any similar tax newly established and regulated by law due to the implementation of the Brazilian Tax Reform, starting on 1 January 2026.

(ee)    “SOW” means a Statement of Work as set forth and agreed to in writing from time to time during the Term by the Parties or their respective Affiliates, which Statements of Work shall, among other things, set forth (i) the Eve Party and Embraer Party thereto, (ii) the detailed scope of services to be performed, (iii) technical requirements, (iii) service levels, ordering process, delivery schedule, warranty (if applicable) and lead times, (iv) prices and fees, and (v) other requirements, responsibilities, terms and obligations related to the applicable products and Services under the SOW. The accepted SOWs as of the Effective Date are attached hereto as Exhibit 1, and additional SOWs (and amended SOWs) shall be deemed issued and accepted only if and when signed by the Embraer Relationship Manager and the Eve Relationship Manager or other authorized officer or employee of an Eve Party and Embraer Party, respectively.

(ff)    “Subcontractor” means any service provider, manufacturer or supplier, excluding Embraer or its Affiliates, which provides services, manufactures or supplies any portion or part of the Services, pursuant to the instructions or contract of Embraer or its Affiliates.

(gg)    “Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.  For purposes of this Agreement, Embraer and Eve shall be deemed not to be Subsidiaries of each other.

(hh)   “Tax” (including the term “Taxation”) means, without duplication, (i) taxes, charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any Tax Authority, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar taxes, withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to tax and expenses levied by any Tax Authority, (ii) any liability for the payment of amounts described in clause (i) whether as a result of transferee liability, joint and several or secondary liability for being a member of an affiliated, consolidated, combined, unitary or other economic group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state, provincial or local applicable Law), including under Section 1.1502-6 of the Treasury Regulations for any period, or payable by reason of contract assumption, operation of Law, or otherwise and (iii) any liability for the payment of amounts described in clause (i) or clause (ii)  as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.

(ii)    “Tax Authority” means any national, federal, state, local, or municipal Governmental Authority exercising authority to charge, audit, regulate and/or administer the imposition of Taxes (including the Brazilian Federal Revenue Service (Secretaria da Receita Federal do Brasil) and the U.S. Internal Revenue Service).

(jj)    “Third Party” or “Third Parties” means any Person, other than an Embraer Party or an Eve Party.

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(kk)    “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

(ll)    “UAM” means a system for air travel which includes an eVTOL vehicle and supports a mix of onboard/ground-piloted and autonomous operations.

(mm) “UAM Business” means all activities related to the design, development, certification, manufacturing, assembling, sales and after-sales support of the eVTOL and the UATM for the UAM market, in each case excluding the Out-Of-Scope Business.

(nn)    “UAM Business Services” means all UAM services and goods offered by Eve or its Affiliates to its customers and are typically offered in connection with the eVTOL operation, and/or any other UAM Business unrelated to the eVTOL. It may include spare parts, technical support, operational and technical publications, service bulletins, MRO and training, to ensure the safe and efficient operation of the eVTOL, or other services such as interior/exterior refurbishment, enhancements and modernizations. These services can be included either as part of the aircraft acquisition agreement, other independent agreements, or in the course of the schedule/unscheduled maintenance typically contracted directly from the MROs.

(oo)    “UATM” means the collection of systems and services (including organizations, airspace structures and procedures, environment and technologies) that support the integrated operation of UAM vehicles in low level airspace, which systems and services are directed to supporting UAM operations and enhance the performance of UAM and low-level airs travel.

Section 1.2      Construction.

(a)      As used in this Agreement, (a) each of the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation”, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (b) references to any specific Law in this Agreement shall be deemed to refer to such as amended from time to time and to any rules or regulations and interpretations promulgated thereunder; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) references to “written” or “in writing” include in electronic form; (e) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereinafter,” “hereunder” and derivative or similar words shall, unless otherwise stated, be construed to refer to this entire Agreement as a whole, including the Exhibits and Schedules hereto, and not merely to any particular provision of this Agreement; (f) references to articles, sections, clauses, exhibits and schedules are to the articles, sections and clauses of, and exhibits and schedules to, this Agreement, unless otherwise specified; (g) terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement and when used in any certificate or other document made or delivered pursuant hereto, except as otherwise indicated in this Agreement or unless otherwise defined therein; and (h) all references to “days” in this Agreement shall mean calendar days unless otherwise specified; (i) words of any gender include each other gender; (x) the word “or” shall be disjunctive but not exclusive; (j) reference to any Person includes such Person’s successors and permitted assigns; (k) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (l) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(b)      Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(c)      The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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ARTICLE II

Section 2.1      General Purpose. This Agreement is a master agreement governing the relationship between Embraer, and Eve with respect to Services to be provided by Embraer Parties to Eve Parties whereby Eve will engage Embraer pursuant to SOWs hereunder to (1) support the development of an industrialization project for the manufacturing of EVE-100, including development of processes, procedures for the operation of the ETT Manufacturing Site; (2) support the establishment of product engineering processes and procedures required to ANAC COP certification of ETT Manufacturing Site.

Embraer shall, and shall cause the other Embraer Parties, to perform and provide the Services in accordance with Embraer’s Standard of Care.

Embraer shall use commercially reasonable efforts to remain competitive with respect to industry standard lead times, high quality standards and in cost, in comparison with other global suppliers of similar services and solutions at similar volumes, in each case under and pursuant to the provisions of this Agreement.

Section 2.2      SOWs.

(a) Entry into SOWs.  Subject and pursuant to this Agreement, Embraer shall provide or cause to be provided to Eve the Services set out in the SOWs.  Eve will be responsible for UAM Business and UAM Business Services, and any other Services, and will direct engage Embraer for the performance of, and delivery of working packages that will be detailed in the specific SOWs. All Services to be provided under this Agreement shall be set forth in a SOW. If the Services provided in a SOW have a term that is different from the Term of this MSA2, the term in the SOW shall prevail.  In the event that the Parties wish to modify, upgrade, or otherwise change a SOW (including any Services, or the quantity or amount of a particular Service, set forth in a SOW), the Parties shall enter into and execute a new SOW or an amendment to the applicable SOW or in any other form that the Parties may reasonably agree in writing.

(b) Cost Estimates for SOWs.  At the request of Eve prior to entering into a new SOW, Embraer shall provide Eve with a non-binding, good-faith general high-level estimate of the fees, costs and expenses for the provision of a requested Service under a SOW (including a general high-level estimate of hours, cost and duration).

Section 2.3      Acceptance of Services.

In the event that a Service is not provided in accordance with the Embraer’s Standard of Care, Eve shall give Embraer prompt written notice thereof, with a reasonably detailed description of the failure or deficiency. Upon receipt of such notice, Embraer’s Party shall have a reasonable period of time, but in no event more than ninety (90) days, to cure such deficiency. If, after the expiration of such period, Embraer has failed to cure such deficient Service, Eve may require prompt re-performance (or performance, as the case may be) by Embraer of such deficient Service at Embraer’s expense.

Section 2.4      Provision of Services

(a)      If Embraer is in material breach of a SOW for not providing the Services under this Agreement in compliance with Embraer’s Standard of Care, and does not cure or reasonably mitigate such breach within ninety (90) days' written notice from Eve, Eve may engage another supplier or service provider for the Services subject to such SOW to which such material breach relates, for so long as Embraer does not cure or reasonably mitigate such breach.

(b)      Notwithstanding the foregoing, for the Services contemplated herein, in no event shall the Eve Parties procure, directly or indirectly, a Service from an Embraer Competitor without Embraer's prior written consent.

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Section 2.5      Subcontracting

Embraer may subcontract one or more of its activities or obligations hereunder in Embraer’s reasonable discretion and in a manner consistent with the Embraer Parties' general practices, as applicable, provided, that Embraer shall (a) use the same degree of care in selecting any Subcontractors as it would if such Subcontractor was being retained to provide similar services or products to the Embraer Parties and (b) the Embraer Parties shall in all cases use reasonable best efforts to ensure that obligations with respect to the provision of services or products applicable to Embraer as set forth in this Agreement (including standards of care and services) are satisfied with respect to any activities provided by a Subcontractor (and, notwithstanding any other provision of this Agreement, Embraer shall not be deemed in breach of this Agreement with respect to Subcontractors if Embraer has used its reasonable best efforts to cause such Subcontractors to so comply). Upon Eve’s reasonable request, Embraer shall permit Eve to: (i) review any Subcontractor’s qualification report or information regarding Subcontractor’s experience, capabilities and performance, and (ii) reasonably audit a Subcontractor’s compliance herewith.  Embraer is responsible for the management of its Affiliates and Subcontractors hereunder, and subcontracting shall not relieve Embraer from its obligations under this Agreement.

Section 2.6      Eve's Facilitation of Services.

(a)      Eve Provision of Information/Assistance.  Eve shall (i) provide any information and documentation necessary for Embraer to perform or supply, or cause to be performed or supplied, the Services, (ii) make available, as reasonably requested by Embraer, sufficient resources, timely decisions, approvals and acceptances so that Embraer may accomplish its obligations hereunder in a timely manner, and (iii) provide reasonable access to Embraer or its Personnel to premises, employees, contractors, systems and equipment as required to enable Embraer to provide the Services.

(b)      Eve Responsible for Approvals/Authorizations. the Services shall not include the obtaining of any permits, licenses, certifications and other Governmental Authorizations necessary or appropriate for operation by the Eve Parties of the UAM Business, which shall be Eve’s responsibility. Embraer will support Eve in making the necessary agreements with the Airworthiness Authority and governmental authorities in order to obtain any required authorization for Embraer's representatives to act on Eve’s behalf for the COP and other applications required for production implementation and operation, if requested by Eve. Embraer will also support Eve and Eve’s representatives in the RECOF application and approval process under Brazilian governmental authorities.

(c)      Eve’s responsibility for Third Parties engagement and assets acquisition. Eve shall be responsible for obtaining Third Party services (such as IT consultancy companies, architectural design and executive project of industrial installations, production flow computational simulations, equipment specification, layout design and others) and for the acquisition of the assets required for the ETT Manufacturing Site implementation.  Embraer will support Eve in the specification of the items to be acquired, the services to be rendered, as well as in the selection process for the third-party suppliers/providers and acceptance tests as described in SOW A.

(d)      Eve’s responsible for ETT Manufacturing Site operation. Eve shall be responsible for any and all activities related to the plant operation such as engage or subcontract from Third Parties the employees, purchase all parts for vehicle assembly, manage the assembly line activities and afford all costs required for Factory Operation.

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ARTICLE III

Scope detailing and planning

Section 3.1      Services implementation phases.

The Services will be provided considering 3 different phases: factory implementation, assisted operation and continuous improvement phases. The following picture represents the high-level timeframe of each phase.

[***]

Each of the phases will have a specific scope of work, activities work sharing, roles and responsibilities that will be detailed and assigned to each Party following the process described in Section 3.2 below. The high-level scope to be detailed in each of the phases of the MSA2 is described below:

a.      Implementation phase. During the execution of this phase it will be performed services related to the ETT Manufacturing Site implementation until the Eve’s first aircraft delivery, which includes specifically: infrastructure adequation and new buildings construction, machines purchase and installation, tooling purchase and installation, processes establishment, IT system implementation, manufacturing and related support areas procedures establishment, quality system implementation, facilities and utilities setup and pre-production support and Eve’s employees qualification plan with dedicated training material elaboration (hereinafter referred as “Implementation Phase”).

b.      Assisted operation phase. During the execution of this phase, it will be performed activities related to problem solving and implementation of any scope of Implementation Phase that was deferred to this period in agreement between the Parties, including production capacity ramp up to [***] vehicles per year. The duration of this phase will be [***] from Eve’s first aircraft delivery or the conclusion of production capacity increase activities up to [***] vehicles per year, whichever occurs later. This duration period shall in no event exceed [***] from Eve’s first aircraft delivery. (hereinafter referred as “Assisted Operation Phase”).

c.      Continuous improvement phase. After the conclusion of implementation phase (after Eve’s first aircraft delivery) Embraer will continue supporting Eve in the specific projects that will be agreed in order to implement improvements, modifications, new processes implementation and/or replication of ETT Manufacturing Site model to other sites. These specific projects will be agreed and detailed between the Parties as stablished in this MSA2. During this phase Embraer reserves the right to refuse any specific project at its sole discretion (hereinafter referred as “Continuous Improvement Phase”).

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Section 3.2      Scope detailing and planning.

Parties agree that the SOW A of this MSA2 presents certain typical deliverables and high-level roles and responsibilities to be accomplished in each of the Work Packages. Given that the milestones during the Industrialization Project will be dependent upon the Program evolution, the Parties will agree in advance, every year, on the specific Work Packages, milestones, requirements, inputs from each Party, workshare activities, deliverables, Parties’ responsibilities, high level estimated hours, and high-level estimated expenses and costs, as the Program evolves. The agreed terms for each Work Package phase shall be documented and formalized before the end of the first quarter of the year when the services will be provided, in the form of amendments to this MSA2 or in any other form that the Parties may reasonably agree in writing.

Before the end of third quarter of each calendar year, Eve must issue and send to Embraer in written the requested scope to be considered by Embraer for the following year to support Embraer planning and budgeting activities for the next year. The Parties will negotiate and agree with the final scope to be formalized as stated above until the end of the first quarter of the year when the services will be provided.

At any time during the Term, the Parties may, in its reasonable discretion, agree to review the work evolution, gaps, and adjust the plan as well the scope, as necessary, and at the end of each calendar year, both Parties will conduct an assessment to review the current status of the project and confirm the plan for the next calendar year. Eve holds the final decision to critical decisions about the Program and the Industrialization Project. Embraer will make recommendations based on Embraer’s standards and experience, to support Eve’s decisions.

The Parties acknowledge and agree that: (a) the development of product industrialization in the aeronautical industry involve risks and uncertainties, many times requiring changes in the design, procedures, and other elements related to the Services delivered under this MSA2, with consequent need for re-works or activities repetition; and (b) minor deviations of different nature are considered normal in an industrialization project. In the course of the Services provided by Embraer under this MSA2, Eve shall be (c) responsible for the ETT Manufacturing Site operation as well as all the licenses and approvals required with governmental authorities and Airworthiness Authorities; and (d) subject to the terms and conditions of this MSA2, responsible for all costs in connection with the repetition, rework, re-creation, re-design, including repetition, re-work, or re-creation of processes, procedures, tests, design, reports, among others, except that any costs resulting from Embraer’s gross negligence or willful misconduct.

Section 3.3      Scope major change.

In the event that Eve requests substantial and significant changes in the originally contracted scope, including but not limited to: new site location other than ETT Manufacturing Site, module capacity changes (steps different from [***] vehicles/month), new ERP system, and additional IT systems developed exclusively to Eve; Embraer reserves the right, at its sole discretion, to refuse the execution of the additional or modified services. Any changes to the scope must be previously discussed and formally approved in writing by the Parties in any of the services implementation phases described in section 3.1.

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ARTICLE IV

RELATIONSHIP MANAGERS

Section 4.1      Relationship Managers. For each SOW, the applicable Embraer Party and applicable Eve Party shall each appoint an individual to serve as that party’s primary representative under such SOW (each, a “Relationship Manager”).  Each Relationship Manager shall (a) be authorized to act for and on behalf of such party under the applicable SOW with respect to the day to day operation and performance under such SOW, and (b) be responsible for attempting to resolve Disputes concerning such SOW in accordance with the Dispute Resolution Procedures set forth in Section 14.3.  The initial Relationship Managers shall be identified in each SOW and may be replaced by notice in writing from the appointing party to the other party from time to time.

Section 4.2      Global Relationship Managers.  Embraer and Eve shall also each appoint an individual to serve as their primary representative for this entire Agreement (each, a “Global Relationship Manager”).  Each Global Relationship Manager shall (a) have overall responsibility for managing and coordinating the performance under this Agreement of the Party that appointed him or her, (b) be authorized to act for and on behalf of such Party under this Agreement with respect to the Services, and (c) be responsible for attempting to resolve Disputes concerning this Agreement and the provision of Services hereunder in accordance with the Dispute Resolution Procedures set forth in Section 14.3.  The initial Global Relationship Managers are identified in Exhibit 3 hereto and may be replaced by notice in writing from the appointing Party to the other Party from time to time.

ARTICLE V

FEES AND PAYMENT

Section 5.1      Fees and Expenses. Eve Party shall pay to Embraer all direct and indirect costs and expenses (including all sales, use, value added and similar Taxes) incurred by Embraer and its Affiliates in connection with providing the Services under this MSA2, plus such amounts as shall be determined in accordance with applicable transfer pricing regulations. Direct costs including direct labor costs and manufacturing costs related to the Services provided by Embraer or its Affiliates, and/or indirect costs including external consulting, visit to suppliers, technical meeting outside Embraer’s facilities, laboratories services, engineering and technical specialists subcontracting, as well as costs related to logistics (national & international) including exporting/importing, wrapping, packing, transportation, extraction from boxes or positioning/repositioning of any material, assets depreciation, insurances, will be invoiced by Embraer to Eve.

(a)      Payment of Fees/Expenses.  Eve Party shall pay the fees set out in the applicable SOW (the “Fees”), except for travel-related expenses connected to the object of this Agreement, and shall reimburse Embraer for all reasonable and documented out-of-pocket costs and expenses incurred by Embraer and its Representatives in connection with a SOW (“Expenses”), net of any Specified Taxes as defined in Section 5.3. Unless otherwise provided in an applicable SOW, Fees and Expenses will be payable on a quarterly basis within forty-five (45) days of receipt by Eve of an invoice from Embraer together with documentation supporting the Fees and Expenses set forth on such invoice. All payments and amounts due or paid under or in connection with this Agreement will be in United States Dollars or Brazilian reais, as agreed by the Parties. No payment shall be deemed to have occurred unless and until the amounts due are fully credited to Embraer in freely available United States Dollars or Brazilian reais, as applicable, in the bank or other account designated by Embraer. Disputes concerning any Fees or Expenses or related invoices shall be resolved in accordance with the dispute resolution procedures set forth in Section 14.3.

(i)      For the sake of clarity, travel-related expenses shall be reimbursed to Embraer without transfer pricing application and without the gross up for PIS/Cofins or any other tax due upon income recognition.

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(b)     Calculation of Fees. Unless otherwise specified in an applicable SOW, all Fees shall be determined in accordance with applicable transfer pricing regulations. Embraer and its Representatives shall be responsible for, and shall not be entitled to reimbursement for, any costs attributable to an Embraer Party’s third-party advisors, including legal, tax and accounting, except if and to the extent reasonably necessary to provide Services and Products.

(c)      Calculation of Hourly/Daily Fees. Where Services are to be provided, and Fees therefor paid, on a daily or hourly basis, supply thereof shall: (i) be deemed to have commenced (a) on the first day that Services are provided, if Services are to be provided at the site that such Personnel regularly is employed (“Embraer Site”); (b) on the first day of such Personnel’s trip, if Services are to be provided at any place other than the Embraer Site; and (ii) be deemed completed (a) on the last day of Services, for Services provided at the Embraer Site, (b) upon the arrival of such Personnel at such individual’s place of residence or another destination not connected to the Services, or (c) if previously agreed, after the delivery of the documentation required as an output of the trip. Rates calculated on a per-day basis shall always apply in full, regardless of the period of the day in which the Services are commenced or completed. The invoicing of unfinished services that may be still being performed at the time of the monthly payment reconciliations shall be calculated based upon the actual hours and days accumulated within the thirty (30) days following the previous invoicing cut off time/day.

Section 5.2      Cost Efficiencies. Embraer shall use, where applicable and practicable, existing assets of the Embraer Parties to reduce the cycles of the Services to be provided, if applicable.  Eve and Embraer shall agree to develop or adopt new technologies designed to optimize cost of the Services. Eve, in consultation with Embraer, shall determine the locations for Services to be provided, and shall seek a no-cost or low-cost structure by maximizing incentives from Governmental Authorities, or a minimum-cost alternative utilizing the existing sites of the Parties and their respective Affiliates, taking into account economic and financial local opportunities and Eve´s business strategy.

Section 5.3      Taxes. Eve shall be responsible for all sales, use excise taxes, and Services Taxes and any other similar taxes, duties and charges of any kind imposed by any Governmental Authority on any amounts payable by the Eve Parties hereunder (“Specified Taxes”); provided that, in no event shall Eve pay or be responsible for any Taxes imposed on, or regarding, Embraer’s or its Affiliates’ net income, net worth, personnel, or real or personal property or other assets (other than Services Taxes). The Parties shall use commercially reasonable efforts to cooperate with each other to reduce or eliminate Specified Taxes or Services Taxes in accordance with applicable Laws. Embraer shall include the Services Taxes on the invoices issued to Eve where reasonably possible in case such Taxes are collected in Brazil.

Section 5.4      Late Payments. Except for invoiced payments that Eve has successfully disputed, all late payments shall bear interest at the lesser of (a) the rate per annum equal to the prime rate as published in the Wall Street Journal (or similar or successor publication thereto, if the Wall Street Journal is no longer being published) from time to time, measured as of the applicable due date, plus two percent (2%), and (b) the highest rate permissible under applicable Law, calculated daily and compounded monthly. Eve shall also reimburse Embraer for all reasonable and documented out-of-pocket costs incurred in collecting any late payments, including reasonable attorneys’ fees.

Section 5.5      Suspension. In addition to all other remedies available under this Agreement or at law, the Embraer Parties shall be entitled to suspend the provision of any Products or Services if an Eve Party fails to pay any amounts when due hereunder and such failure continues for forty-five (45) days following written notice thereof; provided that (a) during such forty-five (45) day period the Parties shall discuss in good faith any such dispute, and (b) the Embraer Parties shall promptly resume providing any such suspended Products or Services upon receipt of such payment.

Section 5.6      No Offset. Neither of the Parties nor their Affiliates payment obligations hereunder shall be subject to offset or reduction for any reason, including by reason of any alleged breach of any provision of this Agreement.

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ARTICLE VI

Intellectual property; confidentiality; publicity

Section 6.1      Intellectual Propert

(a)      Background Intellectual Property.

(i)      Each Party remains the owner (or maintains its licensor rights, if the Background IP is licensed to the Party from a third party) of all of its Background IP. Each Party acknowledges that it has not been granted any rights, title or interests in the other Party’s Background IP under this Agreement, except as otherwise specifically provided herein.

(b)      Foreground Intellectual Property.

(i)      Embraer shall and shall cause the applicable Embraer Parties to, and hereby does (on behalf of itself and each other Embraer Party), irrevocably assign, transfer, and convey (and without limiting the foregoing, agrees in the future to assign, transfer, convey, and deliver) to Eve all Foreground IP. For clarity, Foreground IP will be owned by Eve, subject to the terms and conditions established under this Agreement.

In order to implement all the rights established in item (b) (i) above, Embraer grants to Eve, in respect of any Embedded IP, a perpetual, irrevocable (except as otherwise specifically provided herein), non-exclusive, transferable, sublicensable, worldwide, royalty-free, fully paid-up license, as needed to exploit or otherwise use the Foreground IP.

(ii)      Subject to the terms and conditions of this Agreement, Embraer retains the rights and Eve hereby grants to Embraer an exclusive (solely outside of the UAM, the UAM Business (including, for the avoidance of doubt, any applications outside the UAM Business, or the UATM), perpetual, worldwide, irrevocable, sublicensable (through multiple tiers), fully paid-up, royalty-free right and license to use or practice (including, for clarity, to distribute, copy, make derivative works of, perform, display, or otherwise exploit) the Foreground IP (in each case, other than Trademarks) throughout the world for any and all purposes outside of the UAM, the UAM Business (including, for the avoidance of doubt, any applications outside the UAM Business), or the UATM (the “Retained Foreground IP”).

In order to implement all the rights established in item (b) (ii) above, Eve grants to Embraer, in respect of any Embedded IP, a perpetual, irrevocable (except as otherwise specifically provided herein), non-exclusive, transferable, worldwide, royalty-free, fully paid-up license, as needed to exploit or otherwise use the Foreground IP licensed to Embraer as part of this Agreement.

(c)      No Use by Eve Outside UAM. For the avoidance of doubt, (i) Eve acknowledges and agrees that it and its Affiliates must not use or license the Foreground IP outside of the UAM Business; and (ii) Embraer acknowledges and agrees that it and its Affiliates must not (except as provided for herein) use or license any Retained Foreground IP in the UAM, the UAM Business, or the UATM.

(d)      No use outside the scope. Eve must not use or practice any Embraer`s Embedded IP outside the scope of or otherwise not in compliance with the rights granted under this Agreement. Embraer must not use or practice any Eve`s Embedded IP outside the scope of or otherwise not in compliance with the rights granted under this Agreement.

(e)      Reservation of Rights. Except as expressly provided for herein, each of the Eve Parties and the Embraer Parties retain all rights, title, and interest in and to their respective Intellectual Property, and no such rights are assigned, licensed or otherwise granted, whether express or by implication, to the other Party or any Third Party.

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Section 6.2      Confidentiality

(a)      From time to time during the Term, either Party or its Representatives (as the “Disclosing Party”) may disclose or make available to the other Party or its Representatives (as the “Receiving Party”), non-public, proprietary, or confidential information of the Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed (“Confidential Information”); provided, however, that (i) Confidential Information does not include any information that: (A) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Section 6.2; (B) is or becomes available to the Receiving Party on a non-confidential basis from a Third-Party source (other than a Representative of a Party); provided, that such Third Party is not and was not prohibited from disclosing such Confidential Information; (C) was in the Receiving Party’s possession prior to the Disclosing Party’s disclosure under or in connection with this Agreement or its subject matter; or (D) was or is independently developed by the Receiving Party without using or referencing any of the Disclosing Party’s Confidential Information, and (ii) notwithstanding the foregoing (C) and (D), (x) the Confidential Information of Eve (as the Disclosing Party) shall in any event include (and be deemed to include) any and all non-public, proprietary, or confidential information included in the UAM Business Foreground IP, and (y) the Confidential Information of Embraer (as the Disclosing Party) shall in any event include (and be deemed to include) any and all non-public, proprietary, or confidential information included in the Licensed Parent IP (in each case, regardless of whether such information was in the possession of the other Party or its Affiliates prior to disclosure).

(b)      The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own similar confidential information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to Persons who reasonably need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement (including in connection with a Eve Party or Embraer Party obtaining any permits or governmental authorizations for the purposes of the UAM Business). Without limiting the foregoing, and except in connection with the performance by the Embraer Parties hereunder, from and after the Effective Date, Embraer shall not (and shall cause its Affiliates not to) use, for any purpose in, or in direct competition with, the UAM Business, any Trade Secrets included in the Foreground IP without the prior written consent of Eve, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)      If the Receiving Party is required by applicable Law to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify the Disclosing Party of such requirements to afford the Disclosing Party the opportunity to seek, at the Disclosing Party’s sole cost and expense, a protective order or other remedy (and the Receiving Party shall reasonably cooperate with the Disclosing Party in connection therewith).

(d)      Embraer Data: To the extent required for the execution of specific activities set out  in a SOW or to the extent required by an Airworthiness Authority, including, but not limited to, the ANAC’s RBAC Nº 21 “Regulamento Brasileiro da Aviação Civil”, (A) a Subsidiary of Eve as mutually agreed to by the Parties in writing, may be granted instantaneous, limited, and controlled access to certain data of Embraer for such purpose (“Embraer Data”); provided, that written agreements permitting such access are executed by the applicable Embraer Parties and Eve Parties (including Database Limited Access Agreements and Individual Confidentiality Agreements as required by Embraer); provided, further, that, for clarity, to the extent permitted by the applicable Airworthiness Authority, Embraer may submit such Embraer Data to the relevant Airworthiness Authority directly and (B) a Subsidiary of Embraer as mutually agreed to by the Parties in writing, may be granted instantaneous, limited, and controlled access to certain data of Eve for such purpose (“Eve Data”); provided, that written agreements permitting such access are executed by the applicable Embraer Parties and Eve Parties (including Database Limited Access Agreements and Individual Confidentiality Agreements as required by Eve).

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(i)      Without limiting the rights granted in Sections 6.1(a) or (b), (A) Eve acknowledges and agrees that (1) as between the Parties, all Embraer Data is proprietary to the Embraer Parties and (2) access to Embraer Data shall not, in and of itself, be considered a license or an assignment of proprietary rights of any kind to the Eve Parties or any other Person; and (B) Embraer acknowledges and agrees that (1) as between the Parties, all Eve Data is proprietary to the Eve Parties and (2) access to Eve Data shall not, in and of itself, be considered a license or an assignment of proprietary rights of any kind to the Embraer Parties or any other Person.

(ii)      Third Parties. In the event that, during the provision of the Services, Eve engages a Third Party to provide any services or products as permitted hereunder, and such Third Party is required to have access to Embraer’s Data, Eve shall request prior written authorization from Embraer, which authorization shall not be unreasonably withheld, conditioned or delayed, and any such access shall be subject to Embraer’s standard confidentiality and access requirements for data of a similar nature (the “Third-Party Access Requirements”).

Section 6.3      Publicity . Except as otherwise expressly provided herein, during the Term, (a) the Parties shall consult in advance with each other before issuing any press release or otherwise making any public disclosure or public statements expressly and specifically with respect to this Agreement; and (b) no such press release, public disclosure or public statement shall be made unless mutually agreed upon by the Parties or required by applicable Law or applicable stock exchange regulation.

ARTICLE VII

INDUSTRIALIZATION SERVICES EXCLUSIVITY

Section 7.1      Embraer Industrialization Services Exclusivity.

(a)    Eve must engage Embraer in the terms of this MSA2 for any and all projects and initiatives related to the scope of this agreement including any and all improvements, modifications, new processes development and /or replication of ETT Manufacturing Site model to other sites. This exclusivity rights are applied both for internal projects and initiatives or the ones that requires Third Parties involvement. Eve shall not engage with any third party for such matters without Embraer’s formal refusal to provide such service.

(b)      Eve agrees to engage Embraer in any matters that are directly or indirectly related to the scope previously handled by Embraer. Eve shall not engage with any third party for such matters without Embraer’s formal refusal to provide such service.

(c)      Embraer and Eve will agree and formalize in a SOW the detailed milestones, requirements, inputs from each Party, workshare activities, deliverables, Parties’ responsibilities, estimated hours, and estimated expenses and costs for all the improvements, modifications and new processes to be executed during the execution of this agreement as stated in Section 3.2. The Parties agree to jointly assess and define the most effective models for projects and initiatives resources allocation, planning, work-sharing, and third-party contracting, with the objective of defining the best solution that fulfills interests of both companies, including but not limited in terms of costs and timing. Such evaluations shall be conducted in good faith during scope detailing and planning activities that will be performed yearly as established in Section 3.2 of this MSA2.

(d)     In case Embraer, at its sole discretion, agrees to engage with Eve in projects and initiatives related to the scope of this agreement, the Parties agree that any and all Intellectual Property developed internally or with Third Parties involvement will be subjected to the terms established in Article VI herein.

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ARTICLE VIII

COMPLIANCE WITH LAW

Section 8.1      Legal Compliance.

(a)      Compliance with Laws. Each Party shall comply with all Laws applicable to its activities and performance under and in connection with this Agreement. Without limiting the generality of the foregoing, each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), it will not violate and, to the best of its knowledge, it has not violated applicable “ABC Legislation”. "ABC Legislation" means (a) the United Nations Convention against Corruption (being the subject of General Resolution 58/4); (b) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (d) the UK Bribery Act 2010, as amended; and (e) any applicable anti-money laundering laws and regulations with respect to a Party, and any legislation enacted in the country in which that Party is incorporated or where it will conduct activities related to this Agreement addressing anti-corruption, e.g. the Brazilian Clean Company Act.

(b)      Anti-Corruption. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized, requested or received the payment of money or anything of value to any director, officer, employee or agent of the other Party (“Party-Associated Persons”), or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, at any time, whether or not in relation to this Agreement.

(c)      Trade Control.  Each Party shall comply with all applicable export, import, and sanction Laws, as they may be amended from time to time, of the government of the United States and any other applicable Governmental Authority (“Trade Control Laws”) in which Embraer and Eve and their respective Affiliates conduct business pursuant to this Agreement.  Each Party shall maintain in effect policies and procedures designed to ensure its respective compliance with all applicable export, import, and sanctions Laws. If a Party engages in the export or import of a controlled item in connection with this Agreement, it shall obtain all export and import authorizations that are required under the applicable Trade Control Laws.  At the reasonable request of a Party, the other Party shall provide reasonable efforts, including providing necessary documentation including import certificates, end-user certificates, and retransfer certificates, at its own expense to support the requesting Party in obtaining all necessary export and import authorizations and responding to any Governmental Authority inquiry or request for information, in each case required for the Parties to perform their obligations under this Agreement. Such documentation shall be provided to the other Party or an applicable requesting Governmental Authority in a reasonable time.

Section 8.2      Data Privacy and Cybersecurity. Each Party shall comply and shall ensure that its Personnel and other Representatives comply with, the provisions of any Data Protection Laws applicable to their conduct under or in connection with this Agreement. To the extent required under applicable Data Protection Laws with respect to the transfer of personal data, the Parties shall enter into (or to the extent required by such Data Protection Laws, cause their respective Affiliates to enter into) such other agreements as may be required by the applicable Data Protection Laws. Each Party shall implement adequate policies and commercially reasonable security measures regarding the integrity and availability of the information technology and software applications owned, operated, or outsourced by that Party, and the data and Intellectual Property thereon. In case one Party or its Affiliates experiences any of the following events, it shall, as soon as such Party is aware, use reasonable efforts to notify the other Party within thirty six (36) hours of: a confirmed data breach involving the unauthorized access to or accidental or illicit destruction, loss, change, communication, or dissemination of information related to an identified or identifiable natural person provided by the other Party or its Affiliates or Intellectual Property; or any order issued by a judicial or administrative authority regarding data exchanged between the Parties under this Agreement. Each Party shall use reasonable efforts to notify the other Party within thirty-six (36) hours of receiving: data subject requests related to an identified or identifiable natural person provided by the other Party or its Affiliates, such as access, rectification and deletion requests; and any complaint regarding the processing of data related to an identified or identifiable natural person provided by the other Party or its Affiliates, including allegations that the processing operations violate data subject rights.

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ARTICLE IX

TERM AND TERMINATION

Section 9.1      Term, Termination, and Survival.

(a)      Term.  This Agreement shall commence as of the Effective Date and shall continue thereafter for 20 (twenty) years after first EVE-100 delivery at ETT Manufacturing Site or for [***] years after the first EVE-100 delivery [***], whichever occurs later, unless earlier terminated pursuant to this Agreement (the “Term”).

(b)      Termination of Agreement.  Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(i)      materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach; or

(ii)      (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) Business Days or is not dismissed or vacated within sixty (60) days after filing; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c)      Termination of a SOW.  Either Party may terminate a SOW, effective upon written notice to the other Party (also, the “Defaulting Party”) if the Defaulting Party materially breaches a SOW, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach.

(d)      Effect of Termination.  Upon any termination or expiration of this Agreement or a SOW, this Agreement or such SOW shall, upon Eve's written request, continue for an additional wind-down period, not to exceed six (6) months, to allow Eve to transition to an Eve Party or Third Party provider or to complete SOWs that are in progress (the “Transition Period”).  During the Transition Period, Embraer shall continue to provide any ongoing Services that have not been transitioned from Embraer pursuant to, and on the same terms and conditions set forth in, this Agreement and the applicable SOW; provided, that Eve is in compliance with this Agreement with respect thereto.  For the avoidance of doubt, (a) Eve shall be under no obligation to extend the term of any SOW into the Transition Period; (b) Eve shall be permitted to transition from Embraer all Services under a terminated SOW at any time during the Transition Period, and (c) this Agreement or the applicable terminated SOW shall terminate fully upon Eve's completion of its transition or the end of the Transition Period, whichever is earlier.  During the Transition Period, the Parties shall, at Eve's cost and expense, reasonably cooperate in good faith in an effort to facilitate the transition by the Eve Parties from the SOWs hereunder.

(e)      Survival.  Upon any termination or expiration of this Agreement or a SOW, the following rights and obligations shall survive such expiration or termination: (a) the obligations of each Party under Section 9.1(e), Article VI, VIII, XI, XIII and XIV, and (b) each Party’s right to receive payment in accordance with ARTICLE V hereof for those Services rendered to such Party prior to or in connection with (in accordance with the terms and conditions of this Agreement) the termination or expiration of this Agreement.

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ARTICLE X

FORCE MAJEURE

Section 10.1      Force Majeure. No Party or its Representatives shall be liable or responsible to the other Party or its Representatives, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Eve Parties to make payments to the Embraer Parties hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including the following events (“Force Majeure events”): (a) acts of God; (b) flood, fire, earthquake, volcano eruption, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) order of a Governmental Authority, Law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) epidemics and pandemics; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) failure, delay or inadequacy of Third Parties in delivering or otherwise providing products, parts, components or services; and (k) other similar events beyond the reasonable control of the Impacted Party.

Section 10.2      Resumption of Performance.  The Impacted Party shall give notice as soon as reasonably practicable of the Force Majeure event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure event are minimized, and shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party is an Embraer Party, then, during the period of any such Force Majeure event, to the extent the Embraer Parties have suspended the provision of any Services hereunder, the Eve Parties shall be free to acquire such Services from an alternate source (other than any Embraer Competitor and subject to the Third-Party Access Requirements), at the Eve Parties’ sole cost and expense, for such period and during the continuation of any term of the agreement entered into with such alternate source (provided that Eve shall use commercially reasonable efforts to keep such term to a minimum). For the avoidance of doubt, the Eve Parties shall not be obligated to pay the Embraer Parties for such Services during such period when the Embraer Parties are not themselves providing or procuring such or Services.

ARTICLE XI

Representations and Warranties.

Section 11.1      Representations and Warranties. Each Party represents and warrants to the other Party that (a) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Laws of its jurisdiction of incorporation, organization or formation; (b) it has all rights, power and authority required to enter into this Agreement and to perform its obligations hereunder; (c) it has taken all requisite corporate and other action to approve and authorize the execution, delivery and performance of this Agreement; (d) such Party’s execution, delivery and performance of this Agreement will not violate any other agreement, restriction, or applicable Law to which such Party is a party or by which such Party is bound; (e) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and (f) no action, consent or approval by, or filing with, any Governmental Authority, or any other Person, is required in connection with the execution, delivery or performance by either Party of this Agreement or the consummation by either Party of the transactions contemplated by this Agreement.

(a)      No Other Representations or Warranties.  THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT EXCEPT FOR THOSE PROVIDED IN SECTION 9.1. ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED. EACH EMBRAER PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ALL PROJECTIONS, FORECASTS AND ESTIMATES AND ANY OTHER DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED TO AN EVE PARTY.

(b)      Eve Assumes Risk of UAM Business. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE EVE PARTIES ASSUME ALL RISK AND LIABILITY FOR THE RESULTS OF THEIR BUSINESS AND THEIR CUSTOMER RELATIONSHIPS, INCLUDING THE USE OF ANY PRODUCTS OR SERVICES, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY THE EMBRAER PARTIES OR THEIR REPRESENTATIVES, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE SERVICES AND/OR THE USE OF THE GOODS.

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ARTICLE XII

OPERATIONAL COVENANTS

Section 12.1      Covenants. During the Term and subject to the terms and conditions of this Agreement, Embraer shall, and shall cause each other Embraer Party to perform all necessary actions and maintain the appropriate level of resources designed to ensure that it can meet and  Operate at the Embraer’s Standard of Care throughout the term of this Agreement; provided, however, that, notwithstanding anything herein to the contrary, none of Embraer or any Embraer Party shall be required to (x) expend any money or incur any additional obligations with respect to using its commercially reasonable efforts to meet such milestones, or (y) commence or participate in any lawsuits, actions, suits, claims, proceedings or any other proceedings at law or in equity, or offer or grant any accommodation (financial or otherwise) to another Party, the applicable  Counterparty or any Third Party in connection with using its commercially reasonable efforts to meet such milestones.

ARTICLE XIII

LIABILITY AND INDEMNIFICATION

Section 13.1      Indemnification.

(a)      Eve Indemnification Obligations. From and after the date of this Agreement, Eve shall indemnify, defend and hold harmless Embraer and its Representatives  from and against any and all losses, liabilities, claims, damages, costs (including attorneys’ fees), expenses, interests, awards, judgments, suits, disbursements, penalties and Taxes (“Losses”) arising from any claim, action, suit or proceeding brought by any Third Party (“Third-Party Claim”) to the extent relating to or in connection with (i) the provision of Services hereunder (including the presence of Representatives of Embraer on the property or premises of the Eve Parties or their Representatives in connection with the provision of Services) or (ii) the conduct of the UAM Business by or on behalf of the Eve Parties, except in each case to the extent that such Losses were caused by the common law fraud, gross negligence or willful misconduct of an Embraer Party.

(b)      Embraer Indemnification Obligations. From and after the date of this Agreement, Embraer shall indemnify, defend and hold harmless Eve and its Representatives from and against any and all Losses arising from any Third-Party Claims to the extent caused by (i) the common law fraud, gross negligence or willful misconduct of an Embraer Party in connection with the provision of Services hereunder or (ii) any failure of an Embraer Party to perform any Service, in each case, in accordance with the Embraer’s Standard of Care after the relevant cure period for such Service as set forth in Section 2.3 hereof.

(c)      Tax-Related Risk Allocation. If any claims, assessments, notices of infraction, interest, fines, or penalties are imposed by the tax authorities of either Party’s jurisdiction [***], and such liabilities are incurred in connection with the performance of this Agreement, both Parties shall cooperate in good faith to reasonably and equitably allocate such risk, taking into account the relative involvement, benefit, and responsibility of each Party. For the avoidance of doubt, nothing in this clause shall preclude either Party from exercising its rights of defense before the competent tax authorities. Indemnification Procedures.

(i)      The party making a claim under this Section 13.1 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section 13.1 is referred to as the “Indemnifying Party”. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any pending or threatened Third-Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third-Party Claim and, to the extent known, a good faith, non-binding, estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled; provided, however, that the failure to provide such notice shall not release the  indemnifying Party from any of its obligations under this Section 13.1 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

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(ii)      Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 13.1(c)(i), the Indemnifying Party will be entitled to assume the defense and control of any Third-Party Claim with counsel reasonably acceptable to the Indemnified Party (acting reasonably) but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with the Indemnified Party’s own counsel and at the Indemnified Party’s own expense. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim, it may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim. If the Indemnifying Party shall have assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim; provided that the Indemnifying Party shall (i) subject to any right of appeal, pay or cause to be paid all amounts in such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third-Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably, withheld, conditioned or delayed.

Section 13.2      Limitation of Liability.

(a)      Disclaimer of Consequential Damages.  EXCEPT TO THE EXTENT ARISING FROM SUCH PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

(b)      Damages Limitation.  EXCEPT TO THE EXTENT ARISING FROM A PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT (EXCLUDING EVE’S (I) PAYMENT OBLIGATIONS FOR FEES AND EXPENSES HEREUNDER AND (II) INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1(a)), WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THIRTY PERCENT (30%) OF THE AGGREGATE AMOUNTS PAID OR PAYABLE TO EMBRAER PURSUANT TO THIS AGREEMENT (INCLUDING ALL OUTSTANDING SOWS) IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM

Section 13.3      Insurance. During the term of this Agreement and for a period of three (3) years thereafter, Eve shall, at its own expense, maintain and carry insurance with financially sound and reputable insurers, in full force and effect that includes, but is not limited to, commercial general liability in a sum reasonably expected for to cover Eve activities pursuant to this Agreement and the SOWs.  Upon Embraer’s request, Eve shall provide Embraer with a certificate of insurance from Eve’s insurer evidencing the insurance coverage.  The certificate of insurance shall name the Embraer Parties as an additional insured.  Eve shall provide Embraer with at least sixty (60) days’ advance written notice in the event of a cancellation or material change in Eve's insurance policy.  Except where prohibited by Law, Eve shall require its insurer to waive all rights of subrogation against the insurers of the Embraer Parties and the Embraer Parties.

Section 13.4      Mitigation. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Article XIII, regarding indemnification rights and indemnification obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, each Party and its Affiliates shall use commercially reasonable efforts to mitigate any Loss for which the other Party or its Affiliates is or may be liable under this Agreement.  In the event that a Party or its Affiliates shall fail to make such commercially reasonable efforts to mitigate any such Loss, then notwithstanding anything to the contrary contained in this Agreement, neither the other Party nor its Affiliates shall be liable for that portion of any such Loss that would reasonably be expected to have been avoided if such Party or its Affiliates had made such efforts.

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ARTICLE XIv

Miscellaneous

Section 14.1      Entire Agreement. This Agreement, including and together with any SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.  The Parties acknowledge and agree that if there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any SOW or Purchase Order, the terms and conditions of this Agreement shall supersede and control, except to the extent that any particular provision of a SOW or Purchase Order expressly states that it is intended to supersede any terms and conditions of this Agreement, in which case such provision of such SOW or Purchase Order, as applicable, shall control.

Section 14.2      Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). All Notices may be delivered by email or similar, comparable electronic communications, except that Notices to a Defaulting Party under Section 9.1 must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Eve:	1400 General Aviation Drive, Melbourne, FL 32935 Attention: General Counsel Email: legal@eveairmobility.com
Notice to Embraer:	Avenida Dra. Ruth Cardoso, 8501, 30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil Attention: Thalita Alfano Sulas Grandis Email: [***]

Section 14.3      Escalation of Disputes.

(a)      Disputes.  Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination, or validity thereof (each a “Dispute”), shall be finally resolved in accordance with the procedures set forth in this Section 14.3 and Section 14.5.

(b)      Relationship Managers.  At such time as a Dispute arises, any Party shall deliver written notice of such Dispute (a “Dispute Notice”). Upon delivery of a Dispute Notice, the Dispute shall be referred to the appropriate Relationship Managers for resolution. If the Relationship Managers are unable to resolve such Dispute in writing within fifteen (15) Business Days after receipt by a Party of the Dispute Notice or such longer period as the Parties may agree, either Party may deliver notice in writing that the Dispute be escalated.

(c)      Global Relationship Managers.  Promptly after receipt of written notice of escalation by either Party pursuant to Section 14.3(a), the Parties shall submit the Dispute to the Global Relationship Managers for resolution.  If such Dispute is not resolved in writing by the Global Relationship Managers within fifteen (15) Business Days after delivery of a Party’s written escalation notice or such longer period as the Parties may agree, then either Party may deliver notice in writing that the Dispute be submitted to the applicable jurisdiction in accordance with Section 14.5.

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(d)      Tolling of Disputes.  With respect to the subject Dispute, no party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any proceeding or Action being commenced under Section 14.5 with respect to the Dispute.

(e)      Negotiations Inadmissible.  All offers, promises, conduct, and statements, whether oral or written, made in the course of the negotiations under Section 14.3(a)-(c) by any of the parties, their agents, employees, experts and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any proceeding or Action involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.

Section 14.4.      Choice of Law. This Agreement, including all SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, and all claims or causes of action based upon arising out of, or related to this Agreement or the transactions contemplated hereby, shall be, governed by, and construed in accordance with, Laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Delaware.

Section 14.5      Jurisdiction; Waiver of Jury Trial.

(a)      Any proceeding or Action based upon, arising out of or related to this Agreement, including all SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, or all transactions contemplated by Agreement, must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 14.5.

(b)      EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR  INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.6      Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any such Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 14.7      Severability. If any term or provision of this Agreement is found by the arbitrators or court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction or under any present or future applicable Law, such invalidity, illegality or unenforceability will be fully severable, and shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon a determination that any term or provision is invalid, illegal or unenforceable, the court or arbitrators may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 14.8      Amendments. No amendment to or modification of this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.

Section 14.9      Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 14.10      Assignment and Change of Control. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void and of no effect; provided that (a) Embraer may assign any right, benefit, remedy, obligation or liability hereunder to an Affiliate or in connection with the sale or other disposition of any applicable business or assets of the Embraer Parties, and (b) in the event that Eve undergoes a direct or indirect change of control in connection with, or assigns, transfers, delegates or subcontracts any of its rights or obligations under this Agreement to, an Embraer Competitor, Embraer shall have the right to terminate this Agreement by providing at least thirty (30) days’ prior written notice to Eve.

Section 14.11      Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors, permitted assigns and permitted transferees.

Section 14.12      Affiliates. Each Party shall cause its Affiliates to comply with the terms and conditions of this Agreement applicable to such Party.

Section 14.13      Relationship of the Parties. The relationship between the Parties is that of independent contractors.  Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party nor its Affiliates shall have authority to contract for or bind the other Party or its Affiliates in any manner whatsoever.

Section 14.14      No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement (and, with respect to an applicable SOW, the Embraer Parties and Eve Parties that are party to such SOW), and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14.15      Heading; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

EVE UAM, LLC
/s/ Eduardo Siffert Couto
Name: Eduardo Siffert Couto
Title: CFO

/s/ Johann Christian Jean Charles Bordais
Name: Johann Christian Jean Charles Bordais
Title: CEO

EMBRAER SA
/s/ Antonio Carlos Garcia
Name: Antonio Carlos Garcia
Title: Vice President Finance and Investor Relations

/s/ Roberto de Deus Chaves
Name: Roberto de Deus Chaves
Title: EVP, Global Procurement & Supply Chain

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Exhibit 1

Statement of Work

[Intentionally Omitted]

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Exhibit 2

Embraer Parties’ Competitors

[Intentionally Omitted]

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Exhibit 3

Global Relationship Managers

[Intentionally Omitted]

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